UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TORVEC, INC.

(Name of Registrant as Specified In Its Charter)

Richard A. Kaplan, CEO

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

TORVEC, INC.
Notice of 2010
Annual Meeting of Shareholders
And Proxy Statement

Torvec Inc.	Phone: Fax: Web:	585-254-1100 585-254-1105 www.torvec.com
December 3, 2010
Dear Shareholder:
On behalf of our board of directors and management, we cordially invite you to attend the Annual Meeting of Shareholders to be held at the Casa Larga Vineyards, 2287 Turk Hill Road, Fairport, New York 14450 on Thursday, January 27, 2011. The annual meeting will begin promptly at 7:00 p.m., Eastern Standard Time.
At this meeting, our shareholders will vote on matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement. I will also provide a report on our Company and will entertain questions of general interest to shareholders.
Your vote is important. Your shares should be represented at the Annual Meeting whether or not you plan to attend. If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials that was previously mailed to you or, if you requested printed copies of the proxy materials, you can also vote by mail or on the Internet as instructed on the proxy card that you received. You may revoke your proxy and vote in person if you decide to attend the meeting.
Thank you for your continued support.

Cordially,
/s/ Richard A. Kaplan
Richard A. Kaplan
Chief Executive Officer Torvec, Inc.
1999 Mt. Read Blvd. • Building 3 • Rochester NY, 14615

TORVEC, INC.
NOTICE OF ANNUAL MEETING
OF
COMMON SHAREHOLDERS

Time:	7:00 p.m., Eastern Standard Time, Thursday, January 27, 2011

Place:	Casa Larga Vineyards
2287 Turk Hill Road
Fairport, New York 14450

Proposals:
1. To consider and act upon a proposal to elect to the Company’s Board of Directors 9 persons nominated by the Board of Directors;

2. To consider and act upon a proposal to ratify the appointment of EisnerAmper LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year;

3. To consider and act upon a proposal to approve the Company’s 2011 Stock Option Plan;

4. To consider and act upon a proposal to approve stand-alone options granted by the board of directors to directors and executive officers;

5. To consider and act upon an Advisory Resolution on Executive Compensation;

6. To consider and act upon an Advisory Resolution on the Frequency of the Shareholders’ Advisory Resolution on Executive Compensation.

Who Can Vote:	You can vote at the Annual Meeting or any adjournment or postponement thereof if you were a common shareholder at the close of business on December 3, 2010 (“the Record Date”).

December 3, 2010	/s/ Robert W. Fishback
Robert W. Fishback
Secretary of Torvec, Inc.

TORVEC, INC.
PROXY STATEMENT
Date of Proxy Statement: December 3, 2010
Date of Distribution: December 14, 2010
Annual Meeting of Common Shareholders: January 27, 2011
Our Board of Directors is soliciting proxies for the 2010 annual meeting of common shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING OF COMMON SHAREHOLDERS
What is a Proxy?
A proxy is another person that you legally designate to vote your common stock. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card.
What is a Proxy Statement?
A proxy statement is a document that regulations issued by the U.S. Securities and Exchange Commission require that we give to you when we ask you to sign a proxy card to vote your common stock at the annual meeting of common shareholders.
Why am I receiving this Proxy Statement?
This Proxy Statement is being furnished to you in connection with the solicitation of proxies by our Board of Directors for the 2010 Annual Meeting of Common Shareholders to be held on Thursday, January 27, 2010 at 7:00 p.m. at Casa Larga Vineyards, 2287 Turk Hill Road, Fairport, New York 14450. This Proxy Statement furnishes you with information you need in order to vote, whether or not you attend the meeting.
What are the Proposals I am being asked to consider and vote and how does the Board recommend that I vote?
You are being asked to consider and vote upon the Proposals specified below, and the Board recommends that you vote as follows:
1.	FOR the election of 9 nominees named by the Board of Directors;

2.	FOR the ratification of the appointment of EisnerAmper LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year;

3.	FOR the approval of the company’s 2011 Stock Option Plan;

4.	FOR the approval of stand-alone options granted by the board of directors to new directors, executive officers and retiring directors;

5.	FOR the Advisory Resolution on Executive Compensation;

6.	MARKING the ONE YEAR BOX with respect to the Advisory Resolution on the Frequency of the Shareholders’ Advisory Resolution on Executive Compensation.
In addition, if you grant a proxy, your shares will be voted in the discretion of the proxy holder on any Proposal for which you do not register a vote and any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof.
Will there be any other items of business addressed at the Annual Meeting?
Our Bylaws preclude consideration of any other business by the shareholders at the annual meeting since the requisite notice to conduct such business would not have been provided on a timely basis to the shareholders before the meeting.
Who may vote at the Annual Meeting?
If you owned Company common stock at the close of business on December 3, 2010 (the “Record Date”), then you may attend and vote at the meeting. At the close of business on the Record Date, we had approximately 45,633,429 shares of common stock outstanding and entitled to vote. Each common share is entitled to one vote on each proposal. Shares of our two classes of Convertible Preferred stock may not vote at the meeting.
How many common shares must be present at the Annual Meeting to conduct business?
The company’s bylaws provide that holders of at least 33 1/3% of the common shares outstanding on the Record Date must be present at the annual meeting, either by attending the annual meeting in person or by submitting a properly signed proxy card. This requirement is called a “quorum.”
We do not anticipate the lack of a quorum on January 27, 2011. If that event were to occur, we would adjourn the meeting to a later date and provide timely notice to all common shareholders of the new date and time of the adjourned meeting.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?
Pursuant to Securities and Exchange Commission (the “SEC”) rules, we are permitted to provide access to our proxy materials over the Internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners. All shareholders will have the ability to access our proxy materials on a website referred to in the Notice or request to receive a printed set of our proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I get electronic access to the proxy materials?
The Notice will provide you with instructions regarding how to:
*	View our proxy materials for the Annual Meeting on the Internet;

*	Instruct us to send our future proxy materials to you electronically by email.
Choosing to receive your future proxy materials by email or viewing them on the Internet will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in street name?
“Shareholder of record.” If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and the Notice was sent directly to you by the Company.
“Beneficial Owner of Shares Held in Street Name.” If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial of the shares held in “street name,” and the Notice was forwarded to you by your brokerage firm, bank or other intermediary. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.
If I am a shareholder of record of Company shares, how do I vote?
If you are a shareholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.
If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice or, if you request printed copies of the proxy materials by mail, you can vote by mail or on the Internet.

If I am a beneficial owner of shares held in street name, how do I vote?
If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a valid legal proxy from the organization that holds your shares.
If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. Follow the instructions provided to you by your broker, bank or other intermediary.
What happens if I do not give specific voting instructions?
Shareholders of record. If you are a shareholder of record and you
*	indicate when voting on the Internet that you wish to vote as recommended by our Board of Directors; or

*	sign and return the proxy card without giving specific instructions;
then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holders may vote in their discretion with respect to any other matters properly presented for a vote at the meeting.
Beneficial owners of shares in street name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then the organization that holds your shares may generally vote on “routine” matters (such as the ratification of our appointment of our independent registered public accounting firm) but cannot vote on “non-routine” matters (such as the election of directors). If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our Inspectors of Election that it does not have the authority to vote on this matter with respect your shares and your shares will not be voted. This is generally referred to as a “broker non-vote.” When our Inspectors of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but otherwise will not be counted. We encourage you to provide voting instructions to the organization that holds your shares.
Can I change or revoke my vote?
Yes. You can revoke your vote at any time before the beginning of the annual meeting in any one of four ways:
1.	You may revoke your vote on the Internet by visiting the website designated in the Notice of Internet Availability of Proxy Materials and by following the instructions in the Notice which explain how to revoke your previous vote and, if you wish, change your vote;

2.	You may sign and mail another proxy card with a later date;

3.	You may vote in person at the annual meeting; or

4.	You may give notice of revocation to us by writing Robert W. Fishback, Secretary, Torvec, Inc., 1999 Mount Read Blvd., Building 3, Rochester, New York 14615

Are votes confidential? Who counts the votes?
The votes of all common shareholders will be held in confidence from the directors and officers of the company except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the company; (b) in case of a contested proxy solicitation; (c) if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or (d) to allow the inspectors of election to certify the results of the vote.
The board of directors has appointed inspectors of election to determine if a quorum is present so that business can be conducted and to count the votes cast by the shareholders on the proposals to be presented at the meeting.
What are my choices when voting?
In the election of directors, you may vote for all nominees, or you may vote against one or more nominees. The proposal related to the election of directors is described in this proxy statement under the caption “Proposal 1.” For Proposals 2 and 3 and 4, you may vote for the proposal, against the proposal or you may abstain from voting on the proposal. Proposals 5 and 6 are advisory votes only, with the results non-binding on the company or its board of directors. Proposal 6 calls for you to mark a box for 1 year, 2 years, 3 years or abstain as more fully explained by the Proposal.
What are the Board’s recommendations?
The board of directors recommends a vote FOR all of the nominees for director (Proposal 1) and recommends a vote FOR each of Proposals 2, 3, 4, and 5. The board also is recommending in Proposal 6 that the shareholders choose a 1 year frequency for rendering advice on our named executive officers compensation.
What percentage of the vote is required for a proposal to be approved?
In accordance with the company’s bylaws, each nominee must receive a plurality of the votes cast at the annual meeting. The board of directors has determined that there shall be 9 directors and has nominated 9 individuals for election as directors. There are no other nominees. Thus, if a quorum is present at the meeting all nominees receiving votes will be elected as directors, regardless of the percentage of the votes cast for each nominee.
Each of Proposals 2, 3, and 4 require a majority of votes cast at the annual meeting. Proposals 5 and 6 are non-binding on the company and its board of directors. The proposals solicit advice only and, therefore, there is no minimum number of votes required with respect to either Proposal.

The total number of votes cast at the meeting includes only those common shares actually voted and does not include “abstentions.” While an abstention does count for the purpose of determining whether holders of 33 1/3% of the total number of outstanding shares are present at the annual meeting to conduct business (i.e. a quorum), abstentions do not count for the purpose of determining whether a majority of the votes cast were cast in favor or against a proposal.
Suppose I receive multiple proxy cards?
This means that your shares are held in more than one account. In order to make sure you have voted all of your common shares, please make sure you have properly signed, dated and mailed each proxy card you may have received.
Who is soliciting my vote and who is paying for the solicitation?
The board of directors is soliciting your vote at the annual meeting by distributing this proxy statement to all common shareholders. The board will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to all beneficial owners of our common stock. The company will pay all expenses for this solicitation, including the reimbursement of its transfer agent, brokerage firms, banks and other nominees for their reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners. While the company has not retained the services of a proxy solicitor, it has retained advisory services with respect to the Internet hosting, posting and document conversion of its proxy materials as well as to permit Internet voting.
How will I find out the outcome of the voting?
We will announce preliminary voting results at the meeting. We will publish the final results in a Current Report (Form 8-K) filed with the Securities and Exchange Commission within four business days after the annual meeting.

ELECTION OF DIRECTORS
(Proposal No. 1 on the Proxy Card)
Under our Bylaws, our board of directors is elected annually to serve until the next annual meeting of common shareholders and until the directors’ successors are duly elected and shall qualify. Unless authority to vote for the election of directors is withheld or the proxy card is marked to the contrary, executed and valid proxies received will be voted FOR the election of the 9 nominees named below. All of the nominees are currently directors of the company. William W. Destler, Asher J. Flaum, Keith E. Gleasman, and Gary A. Siconolfi were elected at the annual meeting of shareholders in January, 2010. Richard A. Kaplan was appointed to the board of directors on September 30, 2010. E. Philip Saunders, John W. Heinricy and Charles N. Mills were appointed to the board of directors on November 3, 2010. Thomas F. Bonadio was appointed to the board of directors effective November 22, 2010.
The biographies of all of the persons nominated for election as directors appear below.
Vote Required
Nominees for election to the board of directors must receive the affirmative vote of the holders of a plurality of the common shares cast at the annual meeting, either in person or by proxy.
Recommendation
The board of directors unanimously recommends a vote FOR each of the nominees named in the table below for election to the board. Set forth immediately after the tabular presentation of nominees is a narrative description of the specific business experience, qualifications, skills and background of each nominee that led the board to conclude that each of the nominees should serve as a director of the company for period from this annual meeting until the next annual meeting of shareholders.

			Served As
Nominee	Principal Occupation	Age	Director Since

Gary A. Siconolfi 325 VanVoorhis Avenue Rochester, NY 14617 (1)	Chairman of the Board	59	10/31/02

Richard A. Kaplan 112 Heatherstone Lane Rochester, New York 14618 (2)	Chief Executive Officer, Director	65	9/30/10

Keith E. Gleasman 11 McCoordwoods Drive Fairport, NY 14450 (3)	President, Vice-President of Marketing, Director	63	09/26/96

Thomas F. Bonadio 1 Country Club Drive Rochester, New York 14618 (4)	Chief Executive Officer, Managing Partner of Accounting Firm	61	11/22/10

			Served As
Nominee	Principal Occupation	Age	Director Since

William W. Destler, Ph.D. One Lomb Memorial Drive Rochester, New York 14623 (5)	College President, Director	64	9/15/09

Asher J. Flaum 49 Sunrise Park Pittsford, New York 14534 (6)	Real Estate Developer, Director	30	10/10/08

John W. Heinricy 8850 Tipsico Lake Road Holly, Michigan 48442 (7)	President, International Automotive Consulting Firm, Director	63	11/3/10

Charles N. Mills 121 Sandringham Road Rochester, New York 14610 (8)	Real Estate Developer, Director	72	11/3/10

E. Philip Saunders 10709 Sugar Creek Road Rochester, New York 14437 (9)	Board Chairman of Regional Bank, Director	73	11/3/10

(1)	Mr. Siconolfi was the owner and general manager of Panorama Dodge, Inc., Penfield, New York from 1984-1995 and of Panorama Collision, Inc., East Rochester, New York from 1989-1995. He started and managed a highly successful auto/truck dealership and collision business, building the business to annual sales of $20 million, with 5 departments and 65 employees.

Prior to opening the dealership and collision business, Mr. Siconolfi acquired an excellent foundation in the automotive business, working in sales, sales management and general management at Vanderstyne Ford, Schrieber Buick, Judge Motor Corporation and Meisenzahl Auto Parts, all in the Rochester area. He has completed 100+ programs sponsored by Chrysler Corporation, Ford Motor Company and General Motors in fields such as management, sales management, sales, customer relations, human resources and service training. He earned numerous awards given by these companies.

A very active participant in his community, Mr. Siconolfi is currently involved in commercial real estate.

(2)	Richard Kaplan is the former president of Richland Industries, Inc., a retail floor covering chain; chairman and co-founder of Resnick Media Associates, Inc., an advertising and marketing agency; chairman and co-founder of Blanton Communications, Inc., a computer software company; president of RAK Realty Corporation, a real estate development company; chairman and founder of WorkSmart International, Inc., a human resource development,publishing and training company for multi-market, multinational corporations and organizations. He was also chairman and founder of Maxim Group Inc., a publicly held company previously listed on the New York Stock Exchange.

Mr. Kaplan is on the boards of two startup companies: Cerebral Assessment Systems and Vnomics Corp.

Mr. Kaplan serves as vice-president of the Rochester Angel Investment Network, is former chairman of the Rochester Broadway Theatre League, vice-chairman of the Better Business Bureau and is, or has been, active in community organizations such as Sojourner House, Rochester’s Child, the Martial Arts Center of Rochester, the Center for Governmental Research, Camp Good Days and Special Times and was former chairman of the Monroe County division of The American Cancer Society, etc.

Mr. Kaplan is a member of the Board of Trustees of Rochester Institute of Technology and Nazareth College. He is also chairman of the board of advisors at RIT’s Chester F. Carlson Center for Imaging Science as well as serving as a member of the University of Rochester’s Economic Development Board.

Mr. Kaplan’s business success and contributions within the community have been recognized by multiple awards, including the prestigious Herbert W. Vanden Brul Entrepreneurial Award presented by RIT’s E. Philip Saunders College of Business in April, 2007. Other recipients include B. Thomas Golisano, Robert Wegman, Arunas Chesonis, E. Philip Saunders,Wayne LeChase and James Hammer. Mr. Kaplan was also designated the“Business Man of the Year” in 2007.

Mr. Kaplan is the author of a book entitled “A Time for CARING” which delineates the causes of many of the problems confronting American society in the 21st century and provides concrete solutions for the remediation of such problems.

Mr. Kaplan has an extensive background in economics, accounting, management and executive leadership. He is regularly sought out by startups, universities and other organizations for which he has done private consulting and guest lecturing on marketing, economics and organizational development.

(3)	Keith E. Gleasman is co-inventor with Vernon E. Gleasman on all Torvec patents. Mr. Gleasman’s strengths include his extensive marketing and sales executive experience, in addition to his design and development knowledge. His particular expertise has been in the area of defining and demonstrating the products to persons within all levels of the automotive industry, race crew members, educators and students.

As former Vice President of Sales for the unrelated Gleason Corporation (Power Systems Division), designed and conducted seminars on vehicle driveline systems for engineers at the U.S. army tank automotive command.

Designed a complete nationwide after-market program for the Torsen differential, which included trade show participation for the largest after-market shows in the U.S., SCORE and SEMA.

Extensive after-market experience including pricing, distribution, sales catalogs, promotions, trade show booths designs and vehicle sponsorships.

Responsible for over 300 articles in trade magazines highlighting the Torsen differential (e.g., Popular Science, Auto Week, Motor Trend, Off-Road, and Four Wheeler).

Designed FTV vehicle (from concept to assembly).

Assisted in developing engineering and manufacturing procedures for the Torsen differential and for all of the Torvec products.

Instructed race teams on use of the Torsen differential (Indy cars, Formula 1, SCCA Trans-Am, IMSA, GTO, GTU, GT-1, NASCAR, truck pullers and off-road racers).

Has been trained for up-to-date manufacturing techniques such as NWH, statistical process control and MRP II.

Mr. Gleasman has extensive technical and practical experience, covering all aspect of the company’s products such as, promotion, engineering and manufacturing.

(4)	Thomas F. Bonadio is Managing Partner of The Bonadio Group which he founded in 1978 with one partner and one part-time employee (his mother). With 325 people in six offices, The Bonadio Group has grown to be the largest independent provider of accounting, business advisory and financial services in upstate New York. As founder and managing partner, Mr. Bonadio has been the driver behind the firm’s growth and diversification, growing from a firm offering only public accounting and auditing services to a multi-dimensional accounting, business advisory and financial services organization.

Mr. Bonadio has a B.B.A. degree in accounting from St. John Fisher College and was certified as a CPA in 1973. He is a member of the American Institute of Certified Public Accountants, the New York State Society of Certified Public Accountants and the National Association of Certified Valuation Analysts. He was named a “CPA ALLSTAR” by CPA Magazine, an “Outstanding Alumni” by St. John Fisher and received The Point of Light Foundation Award, sponsored by President George W. Bush. Mr. Bonadio was named the 2009 “Business Person of the Year” by the Small Business Council and inducted into the Rochester Business Hall of Fame in 2010.

Mr. Bonadio has served as chairman of the Board of Trustees of St. John Fisher College and chairman of the College’s Accounting Advisory Board. He is chairman of the Audit Committee of Conceptus, a NASDAQ-listed company and a board member of Eagle Productivity Solutions, CLIX Photo, Moore Stephens North America and Windsor Technology.

Mr. Bonadio has been active for many years in various charitable, cultural and professional organizations, including Junior Achievement, United Way, Small Business Council’s CEO Roundtable, the City of Rochester City Budget Review Committee and the Athena Awards.

(5)	Dr. William W. Destler became president of Rochester Institute of Technology on July 1, 2007. He is the ninth president in the university’s 178-year history. He was formerly senior vice president for academic affairs and provost of the University of Maryland at College Park.

At RIT, Dr. Destler is responsible for one of the nation’s leading career-oriented universities with 16,450-students from all 50 states and more than 100 foreign countries, 2,800 faculty and staff, an annual operating budget of more than $492 million, and an endowment of more than $600 million. The university has one of the oldest and largest cooperative education programs in the country.

Dr. Destler serves on the American Council on Education’s Commission on Effective Leadership and is a board member for the National Institute of Aerospace Foundation. He is a member of the board of directors for New York’s Commission on Independent Colleges and Universities. He also serves on community boards in Rochester: Rochester General Health System, Greater Rochester Enterprise, Rochester Business Alliance, Golisano Family Foundation and High Tech of Rochester, and Torvec Inc.

Prior to RIT, Dr. Destler spent more than 30 years at the University of Maryland, rising from the ranks of research associate and assistant professor of electrical engineering to senior vice president and provost. At Maryland, he also served as electrical engineering department chair, dean of the A. James Clark School of Engineering, interim vice president for university advancement, vice president for research, and dean of the graduate school.

As engineering school dean, Dr. Destler created the Gemstone Program, a multidisciplinary four-year research program for undergraduate honors students of all majors in which teams of students design, direct and conduct research exploring the interdependence of science and technology with society. During his term as graduate school dean, student applications increased by more than 20 percent and research funding rose by more than 30 percent. While interim vice president for advancement, Dr. Destler was credited with securing a $25 million gift from Comcast Corp. for naming rights supporting the construction of the Comcast Center sports arena. As senior vice president for academic affairs, retention increased and the graduation rate rose from 62 percent to 80 percent over five years. Other achievements at Maryland include leading a faculty team in the creation of a cross-disciplinary master’s degree program in telecommunications; originating the Hinman CEOs Program, a living-learning entrepreneurship initiative for undergraduate students; and involvement in the President’s Promise, an outside-the-classroom experiential program for freshmen.

Dr. Destler is an international authority on high-power microwave sources and advanced accelerator concepts. He is best known for his pioneering work in the collective acceleration of heavy ions, achieving the highest energies to date by this method, and for his development of large orbit microwave devices, including large orbit gyrotrons and rotating beam free electron lasers. He has consulted for government agencies and private firms, received more than $40 million in grants and contracts, published more than 200 journal articles and book chapters, and presented many papers. Dr. Destler has also directed 18 master’s and doctoral student theses and earned awards for his teaching.

Dr. Destler earned a bachelor’s degree from Stevens Institute of Technology and a Ph.D. from Cornell University. Both degrees were in the field of applied physics.

(6)	Asher J. Flaum is President of Flaum Management Co., Inc., a full service real estate company that owns and manages a portfolio of several million square feet of commercial real estate including retail, office, industrial, development projects as well as provides complete real estate brokerage services through its real estate brokerage division. Through his active involvement with Flaum Management, Mr. Flaum focuses on real property management, development, acquisitions and finance, leasing and brokerage services. He has participated in multiple real estate transactions involving Fortune 500, national and regional companies. A licensed real estate broker, Mr. Flaum is a member of the International Council of Shopping Centers (ICSC) and a member of the New York State Commercial Association of Realtors (NYSCAR). Mr. Flaum, who has a B.S. degree from Syracuse University, serves on the board of directors and finance committee of the Jewish Community Federation and on the board of directors of Constellation Brands Marvin Sands Performing Arts Center (CMAC).

(7)	As Director of High-Performance Vehicle Operations, General Motors Performance Division until 2008, Mr. Heinricy was responsible for the planning, development, testing and execution of all the performance versions of GM vehicles, from the Cobalt SS to the Cadillac CTS-V to the Corvette Z-06. John is also a legendary race-car driver, capturing 11 SCCA national titles. This past summer, he won six out of six SCCA races, driving a C-5 Corvette equipped with Torvec’s IsoTorque® differential.

Mr. Heinricy began his career at General Motors in 1970. During his first tour of the engineering rotation in Chevrolet Racing R&D, he was assigned to the Milford Proving Grounds where he became immersed in the development and testing of GM’s LS6 and LS7 Corvettes and Chevrolet Chevelle L88s. Mr. Heinricy became Vehicle Development Manager for the Corvette platform in 1989 and in 1995, he became head of Vehicle Integration Engineering for the Corvette. In 1997, he became Chief Engineer for the Camaro and Firebird and was appointed the Director of Vehicle Dynamics for all of GM’s cars and trucks in 2001. Later that same year, he became the Director of High-Performance Vehicle Operations in GM’s Performance Division, retiring from GM in 2008.

Mr. Heinricy has raced Corvettes, Camaros, and Pontiac Firebirds professionally since 1984, driving in over 240 professional races, including thirty-five 24-hour races, has won 4 Professional Driver Championships, 11 SCCA National Championships, has set 3 FIA world speed records and was a 2001 President’s Cup recipient.

Through his company, Heinrocket Inc., Mr. Heinricy today is an international automotive consultant, specializing in vehicle testing and development, high performance driver training, race car development and motivational speaking.

(8)	Charles Mills founded the law firm of Mills, Schwartz and White in 1967 which later merged to become Bernstein, Mills, Schwartz, White and Bernstein. Mr. Mills substantially concentrated on real estate syndication, venture capital and securities law. Wanting to branch out from his legal career, Mr. Mills ventured into his own real estate development company. As CEO of Crosskeys Corporation, he led the company into many successful ventures, including office parks, high-end office buildings and a commercial mall/plaza. In 2001, Mr. Mills sold most of his real estate empire but still manages quite a few prime properties.

Mr. Mills holds a BS degree in Business Administration from Syracuse University and a law degree from Cornell Law School. He is also active in several charitable organizations in his community.

(9)	Known for both his business acumen and his philanthropic efforts, E. Philip Saunders’ ventures are far-reaching and diverse. He was instrumental in reshaping the truck stop industry, taking it from poorly stocked, overgrown gas stations to modern travel plazas with stores, restaurants, and lodging facilities. Saunders began in 1958 with his father’s gas station, and built it into the Truckstops of America chain. Saunders later founded Travel Ports of America, Inc. which merged with Ryder’s TravelCenters of America in 1999. Today, TravelCenters is the nation’s largest chain of truck stops.

Mr. Saunders ventured into liquid-fuels distribution and convenience stores. In 1979, he purchased W.W. Griffith Oil Corp. and began the Sugar Creek Corp. chain of retail gas and convenience stores. In 1998, Saunders sold Griffith Oil Inc to Rochester Gas and Electric Corp.’s Energetix subsidiary. Two years later he sold the 105-store Sugar Creek chain to Tops Markets Inc.

Mr. Saunders has successfully diversified his interests to auto and truck rental, recreation and tourism, packaged foods, property management, and banking. His previous business history includes owner of Econocar International, owner of Richardson Foods, chief executive officer of American Rock Salt, and Sr. Vice President of Ryder Systems. Currently, Mr. Saunders is the owner of Swain Ski Center in Swain, NY and Bristol Harbour Resort in Canandaigua, NY. He is also owner of Essex Property Management, which maintains over 100 commercial properties. Saunders has a major interest in Western New York Energy, Youngblood and Genesee Regional Bank where he serves as Board Chairman. In 1997, Mr. Saunders and a Rochester attorney bought Lyndon Guaranty Bank of New York from ITT Corp., renaming it Genesee Regional Bank.

Mr. Saunders currently serves on the board of directors for Paul Smiths College, American Rock Salt, Western New York Energy, Lewis Tree and the Rochester Institute of Technology. His past services have incorporated membership on the board of directors of several organizations, including Rochester General Hospital, Excellus Blue Cross/Blue Shield, Security-Norstar Ryder Systems, and the Boy Scouts of America-Steuben Area Council. He has received numerous awards for his contributions to the community, including the Herbert W. Vanden Brul Entrepreneurial Award from the Rochester Institute of Technology’s College of Business (now known as the E. Philip Saunders College of Business), a Doctorate of Commercial Science from Paul Smiths College, the Teddi Award from Camp Good Days and Special Times and the Livingston County Citizen of the Year. He was elected to the Rochester Business Hall of Fame in 2004.
Relationships; Agreements
There are no family relationships among any of the directors or executive officers of the company. There are no agreements or arrangements for the nomination or the appointment of any persons to the board of directors.

CORPORATE GOVERNANCE
Torvec believes it is important to disclose to you a summary of our major corporate governance practices. Some of these practices have been in place since the company’s inception. Others have been adopted in response to legislative and regulatory changes.
We will continue to assess our corporate governance practices and refine them as are appropriate due to changed circumstances. We will share any future changes with you on an ongoing basis.
A. Role of the Board of Directors—Board Leadership Structure
All corporate authority resides in the board of directors as the representative of the shareholders. The board has delegated authority to management to implement Torvec’s mission of maximizing long-term shareholder value, while adhering to the laws of the jurisdictions where we operate and at all times observing the highest ethical standards. With respect to its relationship to management, the board’s role is not to manage but to provide independent oversight of management’s decisions.
Management’s responsibilities include the development and implementation of the company’s strategic plans, utilization of company resources, authorization of spending limits and the authority to hire consultants and employees and terminate their services. The board retains responsibility to recommend candidates to the shareholders for election to the board of directors. The board retains responsibility for selection and evaluation of the chief executive officer, determination of senior management compensation, approval of the annual budget, assurance of adequate financial and accounting systems, procedures and controls. The board also provides advice and counsel to senior management on a regular basis.
All major decisions are considered by the board as a whole; however, the board has chosen to exercise certain of its responsibilities through committees of the board. The board has established three standing committees — an Audit Committee, a Nominating Committee, and a Governance and Compensation Committee.
Consistent with the company’s view of our board of directors’ and management’s distinct but mutually supportive roles described above, the company has chosen to separate the positions of board chairman and chief executive officer. The role of the board chairman is to set board agendas, priorities and procedures to facilitate the board in its review and oversight function. The role of the chief executive officer is to establish and implement the company’s strategic direction, subject to board oversight.
Risk Oversight
The board oversees the company’s risk management process through regular discussions of the company’s credit, liquidity, operational, compliance and similar risks with senior management both during and outside of regularly scheduled board meetings. In addition, the Audit Committee assists the board by administering such oversight function with respect to risks relating to the company’s accounting and financial controls.

Annual Meeting Attendance
It is the company’s policy that all directors attend the annual shareholders meeting. All persons who were directors on the date of last year’s annual shareholders meeting attended such meeting.
B. Operation of the Board of Directors
The board of directors of the company met and/or took official action 9 times during the period from January 1, 2010 through December 1, 2010. During this period, each incumbent director attended, either in person or by telephonic conference as permitted by the company’s Bylaws, approximately 100% of the total number of meetings held during the period for which he was a director and approximately 100% of the total number of meetings of the committees of the board on which he served during the period for which he was a member of such committee(s).
Director Independence
The company’s common stock is traded on the over-the-counter bulletin board, an electronic inter-dealer quotation system that displays real-time quotes, last-sale prices and volume information. While the bulletin board is owned by the National Association of Securities Dealers, Inc., the company’s common stock is not “listed” for trading on the NASDAQ system or any stock exchange.
Despite the company’s common stock not being so listed, the board has voluntarily adopted and implemented the NASD’s “listed company rules” regulating the composition and operation of the board and its committees as in effect from time to time since the company’s common stock began trading in January, 1999.
Under NASD’s rules applicable to listed companies, a majority of the board must be independent. This requirement means that a majority of the company’s board must be composed of persons who are not executive officers or employees of the company or who have a relationship with the company which, in the board’s opinion, would interfere with the exercise of independent judgment in carrying out his responsibilities as a director. In addition, a director can not be considered independent if he is compensated by the company for any reason other than for service rendered as a member of the board and/or its committees.
Based upon these independence standards and all of the relevant facts and circumstances, the board has affirmatively determined that Thomas F. Bonadio, William W. Destler, Asher J. Flaum, John W. Heinricy, Charles Mills, E. Philip Saunders and Gary A. Siconolfi (constituting 7 members of a 9 person board) are independent. In making this determination, the board noted that none of these directors is an executive officer or employee of the company and that each will be compensated by the company under the company’s 2011 Stock Option Plan solely for his service on the board and its committees.

In making its determination with respect to Mr. Heinricy, the board considered that while the company has a consulting agreement with a company owned by Mr. Heinricy, the agreement does not impair Mr. Heinricy’s independence since the amount paid under the agreement in any one year since its inception (and since a prior agreement’s inception) did not exceed $200,000 or 5% of such company’s gross revenues during such period.
In making its determination with respect to Mr. Flaum, the board considered that while Mr. Flaum is an affiliate of the company’s landlord, such relationship does not impair his independence since the amount of fees paid by the company in any one year since the inception of the lease did not exceed the greater of $200,000 or 5% of such landlord’s gross revenues during such period.
Code of Ethics / Committee Charters
The board has adopted, implemented and published on the company’s website (www.torvec.com) the company’s code of business conduct which applies to all members of the Board, all executive and financial officers and all employees and consultants of the company, its divisions and its subsidiaries. The code mandates that all company personnel observe the highest standards of business and personal conduct in the performance of their duties and responsibilities, especially in dealing with other company personnel, our shareholders, the general public, the business community, customers, suppliers, and governmental authorities. It addresses conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of corporate assets, compliance with laws, rules and regulations and requires the reporting of any illegal or unethical behavior.
We require our employees, our officers and directors to talk to supervisors, managers or other appropriate personnel to report and discuss any known or suspected unethical, illegal or criminal activity involving the company and/or its employees. We have established a process which allows employees, officers and directors to anonymously report any known or suspected violation of policies and rules set forth in the code of business conduct.
Waivers or amendments of the code’s provisions are generally not permitted, may be granted only by the board of directors, and if granted, will be disclosed promptly by the company by posting the waiver or amendment on the company’s website and by filing a current report (Form 8-K) with the Securities and Exchange Commission. There were no waivers of the code during 2010.
The board has also adopted, implemented and posted on the company’s website the company’s financial integrity and compliance program. The program mandates that the company’s results of operations and financial position must be recorded in accordance with the requirements of law and generally accepted accounting principles and that all books, records and accounts must be maintained in reasonable detail so that they accurately and fairly reflect the business transactions and disposition of assets of the company. The written policy requires all personnel responsible for the preparation of financial information to ensure that the company’s financial policies and internal control procedures are followed and holds each person involved in creating, processing and recording financial information accountable for the integrity of the financial reporting process. The program establishes a network for the receipt, retention, and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters and provides for the submission (including the confidential anonymous submission) by company personnel of any concerns they might have regarding questionable accounting or auditing practices.

On November 9, 2004, the board adopted a statement of corporate governance principles which establishes policies governing the role of the board of directors, its relationship to management, qualifications of directors, independence of directors, the size of the board and selection process, board committees, independence of committee members, meetings of independent directors, shareholder communications, board and committee agendas, ethics and conflicts of interest, reporting and access to advisers. The statement can be found on the company’s website at www.torvec.com.
The board adopted an Audit Committee charter delineating the composition and the responsibilities of the Audit Committee which became effective on April 17, 2000. The charter was revised by the board on January 15, 2003 to further delineate the Committee’s responsibilities and authority in accordance with provisions of the Sarbanes-Oxley Act of 2002. The charter is on the company’s website.
On November 9, 2004, the board adopted a Nominating Committee charter delineating the composition and responsibilities of the Nominating Committee. The Nominating Committee charter is on the company’s website.
Policy/Procedure for Review/ Approval of Related Party Transactions
Business transactions between Torvec and its officers or directors, including companies in which a director or officer (or an immediate family member) has a substantial ownership interest or a company where such director or officer (or an immediate family member) serves as an executive officer (“related party transactions”) are not prohibited. In fact, certain related party transactions can be beneficial to the company and to its shareholders.
It is important, however, to ensure that any related party transactions are beneficial to the company. Accordingly, any related party transaction, regardless of amount, is submitted to the Governance and Compensation Committee in advance for review and approval. All existing related party transactions are reviewed at least annually by the Governance and Compensation Committee. All related party transactions are reviewed by the company’s general counsel to determine the appropriateness of each related party transaction. The Committee may, at its discretion, consult with outside legal counsel.
No related party transaction may be approved by the Committee if such transaction, regardless of its benefit to the company, would violate the company’s written code of business conduct, its written financial integrity and compliance program and/or its statement of corporate governance principles.

Any director or officer with an interest in a related party transaction is expected to recluse himself from considering the matter and voting upon it. In all cases, a director or officer with an interest in a related party transaction may not attempt to influence company personnel in making any decision with respect to the transaction.
Executive Sessions of Independent Directors
The company’s independent directors meet in executive session without management or non-independent directors present. Currently, Gary A. Siconolfi presides at all executive sessions of the independent directors.
Committees of the Board
The Audit Committee
Number of Members: 3
Members:
Asher J. Flaum, chairman
William W. Destler
Gary A. Siconolfi
Number of Meetings in 2010: 4
Functions:
The primary function of the Audit Committee as stated in its charter is to assist the board of directors in fulfilling its oversight responsibilities relating to monitoring the quality, reliability and integrity of the company’s external financial reporting process, the adequacy of the company’s internal controls particularly with respect to the company’s compliance with legal and regulatory requirements and corporate policy, and the independence and performance of the company’s registered public accounting firm who is ultimately accountable and must report directly to the Audit Committee. More specifically, the Audit Committee is directly responsible for:
•	the appointment, compensation, retention and oversight of the work of the independent, registered public accounting firm engaged (including the resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services;
•	the pre-approval of all auditing and legally permissible non-auditing services to be performed by the company’s independent, registered public accounting firm;
•	the disclosure by the company of all pre-approved non-audit services in periodic reports filed by the company with the Securities and Exchange Commission;
•	the disclosure by the company of the number and name(s) of each Audit Committee member who is an “audit committee financial expert” as defined by the charter in accordance with rules promulgated by the Securities and Exchange Commission;

•	the establishment of internal procedures for complaints concerning the company’s accounting, internal accounting controls or auditing matters;
•	the review of internal controls, accounting practices, and financial reporting, including the results of the annual audit and the review of the interim financial statements with management and the independent, registered public accounting firm;
•	the engagement of independent counsel and advisors as it determines necessary to carry out its duties and the funding therefore.
All members of the Audit Committee are “independent” as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. listing standards and as defined by Rule 10A-3(b)(1)(ii) promulgated by the Securities and Exchange Commission. William W. Destler has been appointed the Audit Committee’s “financial expert” as defined by the Audit Committee’s charter in accordance with rules promulgated by the Securities and Exchange Commission.
The Nominating Committee
Number of Members: 3
Members:
Gary Siconolfi, chairman
William W. Destler
Asher J. Flaum
Number of Meetings in 2010: 2
Functions:
As specified in its charter, the purpose of the Nominating Committee is to identify, consider and recommend qualified individuals to the Board for election as directors, including the slate of directors that the board proposes for election by shareholders at the annual meeting. The charter sets forth the following policy and procedures with respect to the consideration of any director candidates recommended by security holders:
Shareholders wishing to directly nominate candidates for election to the board of directors at an annual meeting must do so by giving notice in writing to the chairman of the Nominating Committee, Torvec, Inc., Mount Read Industrial Facility, 1999 Mount Read Blvd., Rochester, New York 14615. The notice with respect to any annual meeting must be delivered to the chairman not less than 120 days prior to the first anniversary of the preceding year’s annual meeting. The notice shall set forth (a) the name and address of the shareholder who intends to make the nomination; (b) the name, age, business address and residence address of each nominee; (c) the principal occupation or employment of each nominee; (d) the class and number of shares of Torvec securities which are beneficially owned by each nominee and by the nominating shareholder; (e) any other information concerning the nominee that must be disclosed in nominee and proxy solicitations pursuant to Regulation 14A of the Securities Exchange Act of 1934; and (f) the executed consent of each nominee to serve as a director of Torvec if elected.

Nominations submitted in accordance with the foregoing procedure will be considered and voted upon by the Nominating Committee. Any shareholder nominee recommended by the Committee and proposed by the board for election at the next annual meeting of shareholders shall be included in the company’s proxy statement for such annual meeting.
The Nominating Committee charter also sets forth the qualifications and a specific description of skills that members of the board of the company should possess, regardless of by whom nominated:
In recommending candidates, the Committee shall consider the candidates’ mix of skills, experience with businesses and other organizations of comparable size, reputation, background and time availability (in light of anticipated needs), the interplay of the candidate’s experience with the experience of other board members, the extent to which the candidate would be a desirable addition to the board and any committees of the board and any other factors the Committee deems appropriate. At a minimum, the Committee shall address the following skill sets in evaluating director candidates: accounting or finance, business or management experience, industry knowledge, customer base experience or perspective, international marketing and business experience, strategic planning and leadership experience.
Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interest of the shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The board should represent diverse experience at policy making levels in business, government, education and technology, and in areas that are relevant to the company’s worldwide activities.
Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the board for an extended period of time. Directors should consider offering their resignation in the event that significant change in their personal circumstances, including their health, family responsibilities, or a change in their principal job responsibilities, would preclude them from devoting sufficient time to carrying out their responsibilities effectively.
The board does not believe that arbitrary term limits on director service are appropriate, nor does it believe that directors should expect to be renominated automatically. The contribution of each member as a member of a committee or the board shall be evaluated each year by the Committee before his renomination is recommended to the board.
Each of member of the Nominating Committee is an independent director as defined by Rule 10A-3(b)(1)(ii) promulgated by the Securities and Exchange Commission and as defined by Rule 4200(a)(15) of the National Association of Securities Dealers, Inc.

The Governance and Compensation Committee
Number of Members: 3
Members:
William W. Destler, chairman
Asher J. Flaum
Gary A. Siconolfi
Number of Meetings in 2010: 2
Functions:
The purpose of the Governance and Compensation Committee is to regularly monitor the effectiveness of management’s policies and decisions including the execution of the company’s strategies in order to insure that the company represents the shareholders’ interests, including optimizing long term as well as short term financial returns. The Committee develops and recommends to the board corporate governance principles and guidelines and reviews the charter and composition of each committee of the board and makes recommendations to the board for the adoption of or revisions to committee charters, the creation of additional committees or the elimination of committees.
The Committee also:
(1) establishes and reviews the overall executive compensation philosophy and strategy of the company and oversees the company’s various compensation programs and plans.
(2) reviews and makes recommendations to the board of directors on employment and business consultants compensation policies, forms and levels of annual compensation, including specifically, the performance and level of annual compensation of the executive officers and top management personnel of the company;
(3) specifically reviews the annual compensation of the chief executive officer in the light of established goals and objectives and based upon such evaluation, makes specific recommendations to the board regarding such compensation;
(4) reviews and makes recommendations to the board on the operation, performance and administration of the company’s employee benefit plans, including the company’s Business Consultants Stock Plan, the Nonmanagement Directors Plan and Commercializing Event Plan.
All members of the Committee are independent within the meaning of Rule 10A-3(b) (1)(ii) and Rule 4200(a)(15) promulgated by the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. respectively.
C. Committee Reports
Audit Committee Report
The Audit Committee operates under a written charter adopted by the board of directors on April 17, 2000 and amended on January 15, 2003. A copy of the written charter may be found on the company’s website, www.torvec.com. All members of the Audit Committee meet the independence standards contained in the listing rules of the National Association of Securities Dealers, Inc., rules promulgated by the Securities and Exchange Commission and the company’s corporate governance principles.

The Audit Committee assists the board of directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of the company, including compliance with legal and regulatory authority requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the company’s internal audit function. The Audit Committee appoints the company’s independent registered public accounting firm. It reviews the adequacy and effectiveness of the company’s accounting and financial controls and the guidelines and policies that govern the process by which the company undertakes risk assessment and risk management. The Audit Committee is also responsible for reviewing compliance with the company’s Code of Business Conduct and assuring appropriate disclosure of any waiver or change in the Code for executive officers and for reviewing the Code on a regular basis and proposing or adopting additions or amendments to the Code as appropriate.
The Audit Committee has the responsibility to pre-approve all audit services and non-audit services to be performed by the company’s independent registered public accounting firm.
In carrying out its responsibilities, the Audit Committee requires the company’s independent registered public accounting firm to timely report to it:
•	all critical accounting policies and practices to be used in any audit of the company’s financial statements;

•	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the company’s independent, registered public accounting firm; and

•	other material written communications between the independent, registered public accounting firm and management, such as any management letter or schedule of unadjusted differences.
Management has represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee met, reviewed and discussed the audited financial statements contained in the company’s Annual Report on Form 10-K for its year ended December 31, 2009 with management and separately, with the company’s independent registered public accounting firm. The Audit Committee discussed with the company’s independent registered public accounting firm the matters required to be discussed by Statements on Auditing Standards No. 61 (as amended) and rules promulgated by the Public Company Accounting Oversight Board, the Securities and Exchange Commission and the NASDAQ, including, but not limited to, the selection of and changes in the company’s significant accounting policies, the basis for management’s accounting estimates, the independent registered public accounting firm’s conclusions regarding the reasonableness of those estimates, and the disclosures included in the financial statements.

In connection with its review of the 2009 audited financial statements, the Audit Committee received written disclosures from the company’s independent registered public accounting firm in accordance with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, including a detailed statement regarding all relationships between such firm and the company that may reasonably bear on independence and confirming the such firm’s’ independence. The Audit Committee discussed the issue of independence with the company’s independent registered public accounting firm and received confirmation of such discussion from such firm.
Based upon its review of the audited financial statements and the discussions referred to in this report, the Audit Committee recommended to the board of directors that the audited financial statements of the company for its fiscal year ended December 31, 2009 be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.
Asher J. Flaum, Chairman
William W. Destler
Gary A. Siconolfi
D. Shareholder Communications
We encourage all shareholders to communicate with management and with our directors, including our independent directors. Any shareholder wishing to communicate directly with management should e-mail or address regular mail to:

Officer	Mailing Address	E-mail

Richard A. Kaplan, Chief Executive Officer	Torvec, Inc. Mt. Read Industrial Facility 1999 Mt. Read Blvd. Rochester, New York 14615	dickk@torvec.com

Keith E. Gleasman, President, Vice President of Marketing	Torvec, Inc. Mt. Read Industrial Facility 1999 Mt. Read Blvd. Rochester, New York 14615	kgleasman@torvec.com

Robert W. Fishback, Chief Financial Officer & Secretary	Torvec, Inc. Mt. Read Industrial Facility 1999 Mt. Read Blvd. Rochester, New York 14615	bfishback@torvec.com

Any shareholder wishing to communicate directly with any of our independent directors should e-mail him as follows:

Thomas F. Bonadio	tbonadio@bonadio.com

William W. Destler	wwdpro@rit.edu

Asher J. Flaum	aflaum@flaummgt.com

John W. Heinricy	heinrocket@gmail.com

Charles N. Mills	charlesnmills@gmail.com

E. Philip Saunders	PhilS@saundersmgt.com

Gary A. Siconolfi	gsiconolfi@torvec.com

Regular mail may be addressed to:	Torvec Independent Directors
c/o Torvec, Inc.
Mt. Read Industrial Facility
1999 Mt. Read Blvd.
Rochester, New York 14615
Attention: Robert W. Fishback

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
A. Tabular Presentation of Compensation
SUMMARY COMPENSATION TABLE FOR YEARS
ENDED DECEMBER 31, 2007, 2008 and 2009

							Change in
						Non-	Pension
						Equity	Value and
						Incentive	Nonqualified
						Plan	Deferred	All
Name and				Stock	Option	Compen-	Compensation	Other
Principal		Salary	Bonus	Awards	Awards	sation	Earnings	Compensation
Position	Year	($)	($)	($)	($)	($)	($)	($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Keith E.	07	$0	$0	$0	$0	$0	$0	$0	$0
Gleasman, President	08	$0	$0	$3,014	$0	$0	$0	$0	$3,014
(1)	09	$0	$0	$1,167	$0	$0	$0	$0	$1,167

James Y.	07	$0	$0	$0	$0	$0	$0	$0	$0
Gleasman, Chief Executive and	08	$0	$0	$3,015	$0	$0	$0	$0	$3,015
Interim Chief Financial Officer (2)	09	$0	$0	$1,167	$0	$0	$0	$0	$1,167

Richard B.	07	$0	$0	$0	$0	$0	$0	$129,000	$129,000
Sullivan, General Counsel	08	$0	$0	$3,014	$0	$0	$0	$144,000	$147,014
(3)	09	$0	$0	$1,167	$0	$0	$0	$160,417	$161,584

(1)	Mr. Keith Gleasman received 1,005 and 389 common shares under the company’s Commercializing Event Plan in 2008 and 2009, respectively. At issuance, such shares had a value of $3,014 and $1,167 respectively. The Commercializing Event Plan was terminated by the board effective November 3, 2010.

Under a compensation plan established for Mr. Keith Gleasman by the board of directors, effective January 1,2008, Mr. Gleasman’s annual compensation was $300,000, payable only if the company has sufficient cash to pay all or any portion of such amount. The company did not have cash to pay Mr. Gleasman for the years ended December 31, 2008 and 2009. On August 17, 2009, Mr. Gleasman waived all of his rights and interest in and to the board-created compensation plan, including all of his rights and interest in and to amounts under the plan accrued to such date.

(2)	Mr. James Gleasman received 1,005 and 389 common shares under the company’s Commercializing Event Plan in 2008 and 2009, respectively. At issuance, such shares had a value of $3,014 and $1,167 respectively. The Commercializing Event Plan was terminated by the board effective November 3, 2010.

Under a compensation plan established for Mr. James Gleasman by the board of directors, effective January 1, 2008, Mr. Gleasman’s annual compensation was $300,000, payable only if the company had sufficient cash to pay all or any portion of such amount. The company did not have cash to pay Mr. Gleasman for the years ended December 1, 2008 and 2009. On August 17, 2009, Mr. Gleasman waived all of his rights and interest in and to the board-created compensation plan, including all rights and interest in and to amounts under the plan accrued to date.

Mr. Gleasman retired as the company’s chief executive officer and interim chief financial officer effective March 14, 2010.

(3)	Mr. Sullivan received 1,005 and 389 common shares under the company’s Commercializing Event Plan in 2008 and 2009, respectively. At issuance, such shares had a value of $3,014 and $1,167 respectively. The Commercializing Event Plan was terminated by the board effective November 3, 2010.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

	Option Awards						Stock Awards
Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
									Awards:	Market or
								Market	Number	Payout
			Equity					Value	of	Value of
			Incentive Plan				Number	of	Unearned	Unearned
		Number of	Awards:				of Shares	Shares	Shares,	Shares,
	Number of	Securities	Number				or Units	or Units	Units or	Units or
	Securities	Underlying	of Securities				of Stock	of Stock	Other	Other
	Underlying	Unexercised	Underlying				That	That	Rights	Rights
	Unexercised	Options	Unexercised	Option	Option		Have	Have	That Have	That have
	Options	(#)	Unearned	Exercise	Expira-		Not	Not	Not	Not
	(#)	Unexer-	Options	Price	tion		Vested	Vested	Vested	Vested
Name	Exercisable	cisable	(#)	($)	Date		(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)	(j)

James Y. Gleasman	39,575	0	0	$5.00	2013	(1)	0	$0	0	$0

Keith E. Gleasman	31,818	0	0	$5.00	2013	(2)	0	$0	0	$0

Richard B. Sullivan	0	0	0	$0	0		0	$0	0	$0

(1)	39,575 common stock purchase options exercisable for ten years at $5.00 per common share expire on December 21, 2013.

(2)	31,818 common stock purchase options exercisable for ten years at $5.00 per common share expire on December 21, 2013.

DIRECTOR COMPENSATION TABLE FOR THE YEAR ENDED DECEMBER 31, 2009

				Non-	Change in
	Fees			Equity	Pension Value
	Earned			Incentive	and Nonqualified
	or Paid	Stock	Option	Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)	($)	Earnings	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Daniel R. Bickel (1)	$0	40,227	$0	$0	$0	$0	$40,227

Herbert H. Dobbs (2)	$0	27,627	$0	$0	$0	$0	$27,627

Joseph B. Rizzo (3)	$0	32,982	$0	$0	$0	$0	$32,982

Gary A. Siconolfi (4)	$0	126,167	$0	$0	$0	$0	$126,167

Asher J. Flaum (5)	$0	27,627	$0	$0	$0	$3,015	$27,627

William W. Destler (6)	$0	$0	$0	$0	$0	$0	$0

(1)	Daniel R. Bickel was paid $26,460 in business consultants shares for services rendered during 2009 as a director and $12,600 in business consultants shares for services rendered in 2009 as chairman of the company’s audit committee under the company’s Nonmanagement Directors’ Plan. As a director, he also received 389 shares valued at issuance at $1,167 under the company’s Commercializing Event Plan. The Nonmanagement Directors’ Plan and the Commercializing Event Plan were terminated effective November 3, 2010 by the board of directors.

(2)	Herbert H. Dobbs was paid $26,460 in business consultants shares for services rendered during 2009 as a director under the company’s Nonmanagement Directors’ Plan. As a director, he also received 389 shares valued at issuance at $1,167 under the company’s Commercializing Event Plan. The Nonmanagement Directors’ Plan and the Commercializing Event Plan were terminated effective November 3, 2010 by the board of directors.

(3)	Joseph B. Rizzo was paid $26,460 in business consultants shares for services rendered during 2009 as a director and $5,355 in business consultants shares for services rendered in 2009 as chairman of the company’s nominating committee under the company’s Nonmanagement Directors’ Plan. As a director, he also received 389 shares valued at issuance at $1,167 under the company’s Commercializing Event Plan. The Nonmanagement Directors’ Plan and the Commercializing Event Plan were terminated effective November 3, 2010 by the board of directors.

(4)	Gary A. Siconolfi was paid $125,000 in business consultants shares for services rendered during 2009 as a director, chairman of the board, chairman of the company’s executive committee and chairman of the company governance and compensation committee under the company’s Nonmanagement Directors’ Plan. On February 18, 2010, his fee for such service was increased, retroactive to January 1, 2010, to $175,000 per annum. As a director, Mr. Siconolfi also received 389 shares valued at issuance at $1,167 under the company’s Commercializing Event Plan. The Nonmanagement Directors’ Plan and the Commercializing Event Plan were terminated effective November 3, 2010 by the board of directors.

(5)	Asher J. Flaum was paid $26,460 in business consultants shares for services rendered during 2009 as a director under the company’s Nonmanagement Directors’ Plan. As a director, he also received 389 shares valued at issuance at $1,167 under the company’s Commercializing Event Plan. The Nonmanagement Directors’ Plan and the Commercializing Event Plan were terminated effective November 3, 2010 by the board of directors.

(6)	Dr. William W. Destler agreed to serve as a director without payment of any compensation during the year ended December 31, 2009.
B. Discussion of Director Compensation
1. Participation in the Nonmanagement Directors’ Plan
On October 31, 2007, the Board of Directors approved a Nonmanagement Directors’ Plan by which, effective for the quarter commencing July 1, 2007 and for all subsequent quarters commencing thereafter, all individuals who were directors of the company but who were not officers, employees or consultants, were paid $26,460 per annum for board and committee service. In addition, the chairman of the audit committee would receive an additional $13,125 per annum and the chairman of the nominating committee would receive an additional $5,355 per annum.
In recognition of the circumstance that the chairman of the board, chairman of the governance and compensation committee and the chairman of then-existing executive committee is the same individual, the value of such service performed by such individual and the fact that the time expended by such individual in service to the company in each of these positions had expanded greatly as the result of the Sarbanes-Oxley Act, the Board approved an increase in the fee payable to such person to $125,000 per annum. Effective for the year commencing January 1, 2010, this fee for the chairman of the board was increased to $175,000 per annum.

Daniel R. Bickel, Herbert H. Dobbs, Asher J. Flaum, Joseph B. Rizzo and Gary A. Siconolfi were each eligible to participate in the Nonmanagement Directors’ Plan during 2010. Keith E. Gleasman and James Y. Gleasman were not eligible to participate since they were executive officers of the company. Dr. William W. Destler elected not to participate in the Nonmanagement Directors’ Plan and effective March 29, 2010 Dr. Dobbs elected to withdraw from participation.
On November 3, 2010, the board of directors terminated the Nonmanagement Directors’ Plan.
2. Participation in Commercializing Event Plan
On October 31, 2007, the board of directors the “2007 Commercializing Event” Plan (“2007 Event Plan”). The 2007 Event Plan provided that upon the happening of any “commercializing event”, each of the directors and executive officers of the company as well as certain other management personnel shared equally in 6% of the gross dollars generated by the commercializing event. On February 3, 2010, each director received 2,673 common shares valued at $8,019 as a result of a commercializing event pursuant to the 2007 Event Plan.
On November 3, 2010, the board of directors terminated the 2007 Event Plan.
3. Participation in 1998 Stock Option Plan
On December 1, 1997, the company’s board of directors adopted the company’s 1998 Stock Option Plan pursuant to which officers, directors, key employees and/or consultants of the company may be granted incentive stock options and/or non-qualified stock options to purchase up to an aggregate of 2,000,000 shares of the company’s common stock. On May 27, 1998, the company’s shareholders approved the 1998 Stock Option Plan. On December 17, 1998, the company registered the shares reserved for issuance under the 1998 Stock Option Plan under the Securities Act of 1933.
With respect to incentive stock options, the Stock Option Plan provided that the exercise price of each such option must be at least equal to 100% of the fair market value of the common stock on the date that such option is granted (110% of fair market value in the case of shareholders who, at the time the option is granted, own more than 10% of the total outstanding common stock), and required that all such options have an expiration date not later than the date which is one day before the tenth anniversary of the date of the grant of such options (or the fifth anniversary of the date of grant in the case of 10% shareholders). However, in the event that the option holder ceases to be an employee of the company, such option holder’s incentive options immediately terminate. Pursuant to the provisions of the Stock Option Plan, the aggregate fair market value, determined as of the date(s) of grant, for which incentive stock options are first exercisable by an option holder during any one calendar year cannot exceed $100,000.

With respect to non-qualified stock options, the Stock Option permitted the exercise price to be less than the fair market value of the common stock on the date the option is granted and permitted Board discretion with respect to the establishment of the terms of such options. Unless the Board otherwise determined, in the event that the option holder ceases to be an employee of the company, such option holder’s non-qualified options immediately terminate.
As of December 1, 2010, current and former officers and directors held 396,393 common stock options, exercisable until 2013 at $5.00 per share.
The Stock Option Plan terminated on May 27, 2008. Consequently, no new options will be granted under the Stock Option Plan although outstanding options remain exercisable in accordance with their terms.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal No. 2 on the Proxy Card)
The Audit Committee has appointed EisnerAmper LLP as the company’s independent registered public accounting firm responsible for the independent audit of our financial statements for the year ended December 31, 2010. EisnerAmper LLP also served as the company’s independent registered public accounting firm for our 2009 fiscal year. The board of directors is submitting the appointment of EisnerAmper LLP as the company’s independent registered public accounting firm for ratification at the 2011 annual meeting. In this regard, our bylaws do not require that the shareholders ratify the appointment of EisnerAmper LLP as our independent registered public accounting firm. We seek ratification because we believe it is good corporate governance practice. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain EisnerAmper LLP, but may retain EisnerAmper LLP as the company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of the company and its shareholders. A representative of EisnerAmper LLP is expected to be present at the 2011 annual meeting. The representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.
Audit Fees
The aggregate amount the company paid for professional services rendered by EisnerAmper LLP for the audit of the company’s annual consolidated financial statements included in the company’s Annual Report on Form 10-K, for the review of the company’s consolidated financial statements included in the company’s Quarterly Reports on Form 10-Q, and for services normally provided in connection with statutory and regulatory filings or engagements for each of 2009 and 2008 was:

2009	2008

$147,000	$120,000
Audit-Related Fees
The company did not engage EisnerAmper LLP for any audit-related services in the years ended December 31, 2009 and 2008.
Tax Fees
The company did not engage EisnerAmper LLP for any tax services for the years ended December 31, 2009 and 2008.

All Other Fees
The company did not engage EisnerAmper LLP for any other services for the years ended December 31, 2009 and 2008.
Total Fees
The company paid EisnerAmper LLP a total of $147,000 in fees for the year ended December 31, 2009, representing an increase of approximately $27,000 from the total fees paid for the year ended December 31, 2008.
Pre-Approval Policies and Procedures
Article II of our Audit Committee charter, as amended, specifically provides that the Audit Committee must pre-approve all auditing and legally permissible non-auditing services to be performed by the company’s registered public accounting firm. In accordance with such mandate the Audit Committee has established a set of procedures governing the pre-approval process. Under the procedure, for each fiscal year, the Committee first shall determine the general nature and scope of the audit, audit-related, tax and other legally permissible non-audit services to be performed by the company’s registered accounting firm. Prior to the performance of any services, the Committee shall require such firm to submit to the Committee one or more engagement letter(s) delineating specific audit, audit-related, tax and other legally permissible non-audit services to be rendered (together with a schedule of fees with respect to each of such services). Upon receipt of such engagement letter(s), the Committee shall review and approve such engagement letter(s) in advance of the performance of any such services, including the specific advance approval of fees in connection with each of such services. Upon approval and execution of each of such engagement letter(s) by the Committee, the registered public accounting firm shall perform such pre-approved services in accordance with the terms and conditions of each engagement letter and shall not engage in any other services unless each of said services, if any, shall have been specifically approved (including the specific approval of all fees associated therewith) by the Audit Committee in advance of the rendering any such service.
Vote Required
This proposal requires the affirmative vote of the holders of a majority of the common shares cast at the annual meeting, whether in person or by proxy.
Recommendation of the Board
The Board of Directors unanimously recommends a vote FOR the ratification of EisnerAmper LLP as the company’s independent registered public accounting firm for the year ended December 31, 2010.

APPROVAL OF 2011 STOCK OPTION PLAN
(Proposal No. 3 on the Proxy Card)
Introduction
Since 1998, the company has had in effect incentive plans used to grant equity awards to members of the board of directors, senior management, engineering and business consultants designed to optimize the profitability and growth of the company through annual and long-term incentives that are consistent with the company’s goals and that link the personal interests of the participants to those of the company’s shareholders. Specifically, on December 1, 1997, the board adopted the 1998 Stock Option Plan; on October 19, 2004, the board adopted the Nonmanagement Directors’ Plan; and on October 13, 2006, the board adopted the Commercializing Event Plan.
The 1998 Stock Option Plan terminated by its own terms as to the grant of future stock options under the Plan on May 27, 2008. The board terminated both the Nonmanagement Directors’ Plan and the Commercializing Event Plan on November 3, 2010. In terminating these plans, the board reaffirmed its belief that it order for the company to continue to attract and retain outstanding individuals, it must continue to provide equity incentives through the granting of stock options to directors, senior management, employees and consultants. Consequently, on November 3, 2010, the board adopted the 2011 Stock Option Plan (“2011 Plan”) as an important part of the board’s strategy for recruiting and retaining outstanding individuals in the service of the company and for aligning their interests with the interests of the company’s shareholders.
The board of directors is seeking shareholder approval of the 2011 Plan as a matter of good corporate governance practice, the provisions of section 505 of the Business Corporation Law of the State of New York and to ensure that the 2011 Plan meets the requirements of section 162(m) of the Internal Revenue Code of 1986 with respect to the deductibility by the company of executive compensation.
Material Terms and Conditions of the 2011 Plan
The following description sets forth the material terms and conditions of the 2011 Plan and is qualified in its entirety by the actual provisions of the 2011 Plan, a copy of which may be obtained from the company’s secretary at Torvec, Inc., 1999 Mt. Read Blvd., Building 3, Rochester, New York 14615.
a) Types of Options
A stock option is the right to purchase one or more shares of the company’s common stock at a specified price, commonly called the “exercise price”, as determined by the Governance and Compensation Committee. Under the 2011 Plan, there are two types of options which may be granted: “non-qualified” options and “incentive” stock options.

Non-qualified options may be granted to the company’s officers, directors, employees and outside consultants. Incentive options may be granted only to the company’s employees (including officers and directors who are also employees) officers of the company who are employees. In the case of non-qualified options, the exercise price may be less than the fair market value of the company’s stock on the date of grant. In the case of incentive options, the exercise price may not be less than such fair market value and in the case of an employee who owns more than 10% of our common stock, the exercise price may not be less than 110% of such market price. Options generally are exercisable for ten years from the date of grant, except that the exercise period for an incentive option granted to an employee who owns more than 10% of the company’s stock may not be greater than five years.
b) Corporate Governance Provisions
The 2011 Plan contains provisions intended to make sure that grants under the 2011 Plan comply with established principles of corporate governance. These provisions include:
i)	No Stock Option Repricings. — Stock options may not be repriced absent shareholder approval. This provision applies to both direct repricings—lowering the exercise price of an outstanding stock option—and indirect repricings, that is, canceling an outstanding stock option and granting a replacement stock option with a lower exercise price;

ii)	No Evergreen Provision. — The 2011 Plan does not contain an “evergreen provision”—there is no automatic provision to replenish the aggregate number of shares of common stock authorized for issuance under the 2011 Plan;

iii)	No Unlimited Recycling.—The 2011 Plan permits recycling (i.e. adding back shares to the number of shares available for future grants) only with respect to shares underlying options that have expired or terminated without issuance. Specifically, recycling is not permitted with respect to common stock transferred as consideration for the purchase of shares underlying an option, common stock retained to satisfy tax withholding obligations, or common stock repurchased by the company in open market transactions
c) Administration
The 2011 Plan will be administered by the Governance and Compensation Committee which is composed entirely of independent directors. Subject to the terms of the 2011 Plan, the Committee is responsible for making recommendations to the board of directors as to option grant recipients; number of options granted; exercise price of options; duration; vesting; as well as all other terms and conditions of all such option grants. The Committee has full authority to interpret the 2011 Plan and to adopt rules, forms, instruments, option agreements and guidelines for administering the 2011 Plan.
d) Eligibility
Options under the 2011 Plan may be granted to members of the board of directors, including retired members of the board, senior executives, employees and business advisers and consultants to the company. In the case of incentive options, options may only be granted to persons who are employees of the company at the time of grant. The Governance and Compensation Committee will initially recommend to the board who should receive options and the terms and conditions pertaining to each option grant. The final determination will be made by the board of directors.

e) Authorized Number of Shares Reserved Under the 2011 Plan
As of the date of this Proxy Statement, the board has not granted any options under the 2011 Plan. In adopting the 2011 Plan on November 3, 2010, the board reserved 3,000,000 shares of common stock to be issued upon the exercise of options granted under the 2011 Plan after its approval by the shareholders.
f) Adjustments
In the event of a change in the number of outstanding shares of common stock of the company due to a stock-split, stock dividend, recapitalization, merger, consolidation, spin-off, or reorganization, the Governance and Compensation Committee shall take certain actions to prevent the dilution or enlargement of benefits under the 2011 Plan, including adjusting the number of shares of common stock that may be issued under the 2011 Plan and adjusting the number of shares or exercise price of shares subject to outstanding options.
g) Change in Control
In the event of a change in control of the company, as defined in the 2011 Plan, unless otherwise specified in the stock option agreement, all outstanding option will become immediately exercisable in full during their remaining term.
h) Transferability of Options
Except as otherwise provided in the stock option agreement, options may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution. Except as otherwise provided in the stock option agreement, during the life of the optionee, options are exercisable only by the optionee or the optionee’s legal representative.
i) Amendment and Termination
The Governance and Compensation Committee may recommend to the board amendments to the 2011 Plan or that the 2011 Plan be terminated at any time, except that no amendment or 2011 Plan termination may adversely affect in any material way the rights of an optionee with respect to an outstanding option grant without the optionee’s written consent.

j) Federal Income Tax Consequences
The following summary is based on existing U.S. federal income tax laws as of the date of this Proxy Statement and is not intended as, and should not be relied upon, as tax guidance for optionees under the 2011 Plan. Changes to such tax laws could alter the income tax consequences described below.
Non-Qualified Options
The grant of a non-qualified stock option will not be a taxable event for the optionee or for the company. Upon exercising a non-qualified option, an optionee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified stock option, the optionee will have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares (generally, the amount paid by the optionee for the shares plus the amount treated as ordinary income at the time the option was exercised). Subject to the restrictions of section 162(m) of the Internal Revenue Code, the company will be entitled to a business expense deduction in the same amount and generally at the same time as the optionee recognizes ordinary income.
Incentive Options
The grant of an incentive stock option will not be a taxable event for the optionee or for the company. An optionee will not recognize taxable income upon exercise of an incentive stock option(except that the alternative minimum tax may apply), and any gain realized upon a disposition of common stock acquired pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the optionee holds the shares of common stock for at least two years from the date of grant and one year from the date of exercise(“the holding period requirement”). The company will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below. For the exercise of an incentive option to qualify for this favorable income tax treatment, the optionee must exercise the option while the optionee is an employee of the company, or if the optionee has terminated employment, no later than three months after the participant terminated employment.
If the holding period requirement is not met, the optionee will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain, long or short term depending upon the holding period of the stock. In these circumstances, the company will be allowed a business expense deduction when and to the extent the optionee recognizes ordinary income, subject to the restrictions of section 162(m) of the Internal Revenue Code.
Pursuant to the provisions of section 409A of the Internal Revenue Code, if the exercise price of a stock option is less than the fair market value of the company’s common stock on the date of grant (‘discounted option”), then upon the vesting of the option, the optionee will recognize ordinary income in an amount equal to the exercise price of the discounted option and the fair market value of the company’s common stock on the date of grant. In addition, the optionee is subject to an excise tax equal to 20% of the amount of ordinary income recognized. Section 409A contains a number of “safe-harbor” provisions which eliminate the section’s adverse tax consequences.

l) Other Matters
On December 2, 2010, the trading date immediately preceding the Record Date for the annual meeting of shareholders, the closing price of the company’s common stock on the OTCBB was $1.88 per share.
While approval of the 2011 Plan in and of itself will not result in any dilution of the ownership percentages of any of the company existing shareholders, the issuance of common shares pursuant to options granted under the 2011 Plan will dilute of the current ownership percentages of existing shareholders.
Vote Required
This proposal requires the affirmative vote of holders of a majority of the common shares cast at the annual meeting, whether in person or by proxy.
Recommendation of the Board:
The Board of Directors unanimously recommends a vote FOR the approval of the 2011 Stock Option Plan.
APPROVAL OF STAND-ALONE OPTION GRANTS TO
NEW DIRECTORS, EXECUTIVE OFFICERS and RETIRING DIRECTORS
(Proposal No. 4 on Proxy Card)
On November 3, 2010, the board granted options for 250,000 shares of the company’s common stock to each of 4 non-officer individuals who had been appointed to the board of directors on that date or, in one case, within a year prior to November 3rd. The board also granted options for 250,000 common shares each for up to three individuals who had been invited to join the board but who, as of November 3rd, had not reached a decision to accept the invitation. Each of these options are conditioned upon and become effective upon the individual being elected as a director at the annual meeting of shareholders on January 27, 2011. Each of these options vest and become exercisable at an exercise price of $.90 per share on each of the four anniversaries of the effective date at the rate of 62,500 options each year. The option agreements also provide that the vested portion of each option must be exercised by the optionee within two and one-half months after the calendar year such portion vests or such portion is forfeited. The board also granted options for 100,000 shares of the company’s common stock to an individual upon his appointed as a special adviser to the company. Such option’s exercise price is $.90 per share and is subject to the same terms and conditions as the options granted to the newly appointed directors. The exercise price of $.90 per share represents the closing price of the company’s common stock on the date(s) the invitation to join the board was first issued to the new directors.

At the same meeting, the board granted options for 50,000 shares of the company’s common stock to each of three retiring directors. These options are exercisable for a one year period at, in the case of two grants, an exercise price of $.85 per share and the other grant at an exercise price of $1.07 per share. The exercise price per share represents the closing price of the company’s common stock on the date each director retired from the board.
On September 30, 2010, the board granted 5,150,000 options to its newly appointed chief executive officer exercisable for ten years at an exercise price of $.36 per share. 1,000,000 options vested immediately upon the optionee’s appointment as chief executive officer, 1,000,000 upon a $1.00 closing price of the company’s common stock; 1,000,000 upon a $2.00 closing price; 1,000,000 upon a $3.00 closing price and 1,150,000 upon a $4.00 closing price. As of the date of this Proxy Statement, an aggregate 3,000,000 options have vested. The exercise price per share represents the closing price of the company’s common stock on the date of grant.
On October 18, 2010, the board granted 250,000 options to its newly appointed chief financial officer exercisable for ten years at an exercise price of $.85 per share. 62,500 options vested immediately upon the optionee’s appointment as chief financial officer, 62,500 vest upon each of the next three anniversary dates of such appointment. The exercise price per share represents the closing price of the company’s common stock on the date of grant.
The board of directors is seeking shareholder approval of these stand alone option grants to new directors, executive officers and retiring directors as a matter of good corporate governance practice, the provisions of section 505 of the Business Corporation Law of the State of New York and to ensure that the such options meets the requirements of section 162(m) of the Internal Revenue Code of 1986 with respect to the deductibility by the company of executive compensation.
Vote Required
This proposal requires the affirmative vote of holders of a majority of the common shares cast at the annual meeting, whether in person or by proxy.
Recommendation of the Board
The Board of Directors unanimously recommends a vote FOR the approval of Stand-Alone Option Grants to New Directors, Executive Officers and Retiring Directors.

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION
(Proposal No. 5 on Proxy Card)
Introduction
Effective October 4, 2010, the company appointed a new chief executive officer and executed a five year employment agreement pursuant to which the company will pay base compensation of $50,000 per annum, which compensation increases to $200,000 per annum on the first day of the calendar year immediately following the calendar year in which the company has adjusted EBITDA of at least $300,000 (earnings before interest, taxes, depreciation and amortization, but excluding all non-cash expenses associated with stock options). Under the agreement, the executive is entitled to a performance bonus based upon financial targets established each year in good faith by the Governance and Compensation Committee and the achievement of individual management objectives established annually by such committee. The executive is entitled to participate in all employee benefit plans as are provided from time to time for senior executives. If the company terminates the executive, removes him as CEO, or a change in control of the company occurs, the executive is entitled to three years’ severance pay, consisting of base pay and any incentive compensation.
On September 30, 2010, the company granted a stock option for 5,150,000 common shares exercisable for ten years at an exercise price of $0.36 per common share to its newly appointed chief executive officer. The option vests and is exercisable as follows: 1,000,000 options vest and are exercisable immediately upon grant; a second 1,000,000 options vest and are exercisable upon the trading price of the company’s common stock closing at a minimum of $1.00 per share; a third 1,000,000 options vest and are exercisable upon the trading price of the company’s common stock closing at a minimum of $2.00 per share; a fourth 1,000,000 options vest and are exercisable upon the trading price of the company’s common stock closing at a minimum of $3.00 per share and the balance of the options, namely 1,150,000 options, vest and are exercisable upon the trading price of the company’s common stock closing at a minimum of $4.00 per share.
Effective October 18, 2010, the company engaged a new chief financial officer under a letter agreement dated October 18, 2010 pursuant to which the company will pay annual compensation equal to $125,000, with increases of $25,000 per annum effective April 1, 2011, October 1, 2011 and January 1, 2012. The executive also was granted an option exercisable for 10 years to acquire 250,000 shares of the company’s common stock at $0.85 per share. The option vests and is exercisable as follows: 62,500 options vest and are immediately exercisable upon grant; 62,500 options vest and become exercisable on each of October 18, 2011, 2012 and 2013. If the company terminates the executive, removes him as CFO, or a change in control of the company occurs, the executive is entitled to 12 months’ severance pay.

Effective January 1, 2004, Keith E. Gleasman and the company reached an understanding pursuant to Mr. Gleasman agreed to serve the company as its president without payment of compensation. From time to time, the company’s board of directors and Mr.Gleasman have revisited this arrangement. Effective January 1, 2008, the board of directors agreed to pay Mr. Gleasman $300,000 per annum based upon the company’s ability to pay such compensation in cash. The company did not have the cash to pay Mr. Gleasman from January 1, 2008 through August 17, 2009, the date when Mr. Gleasman waived all of his right to such compensation, including specifically all compensation which had accrued to the date of waiver. As of the date of this Proxy Statement, Mr. Gleasman continues to serve the company as its president and Chief Marketing Officer without compensation.
Rationale and Scope of Proposal
In recent years, good corporate governance commentators and advisors have advocated and increasingly, governmental regulatory authorities, including the Securities and Exchange Commission, are mandating, that public companies, such as Torvec, initiate procedures to ensure that our shareholders have input on our named executive officer compensation programs (the “say on pay” movement). Basically, our named executive officer compensation policies and programs are designed to attract, motivate, and retain the key executives who are responsible to drive our success and enhance shareholder value. Pay that reflects performance and alignment of that pay with the interests of long-term shareholders are key principles that underlie our executive officer compensation program design.
Our board of directors values and encourages constructive dialogue on executive compensation and other important governance topics with our shareholders, to whom it is ultimately accountable. In connection with the 2010 Annual Meeting of Shareholders, the board of directors concluded that providing shareholders with an advisory resolution on executive compensation every year will enhance shareholder communication by providing another avenue to obtain information on investor sentiment about our executive compensation philosophy, policies, and procedures. We have adopted an advisory resolution every year (an “annual” resolution), which we believe will be the most effective means for conducting and responding to a say-on-pay resolution.
Although the resolution is non-binding on the company and the board of directors, our board and the Governance and Compensation Committee will review the voting results. To the extent there is any significant negative say-on-pay resolution, we would initiate procedures to better understand the concerns that influenced the resolution. The board and the Compensation Committee would consider constructive feedback obtained through this process in making future decisions about named executive officer compensation programs.
Accordingly, the board of directors proposes that you indicate your support for Torvec’s executive officer compensation described above and the compensation philosophy, policies, and procedures underlying such compensation for the 2011 calendar year as described in this Proxy Statement.
Vote Required-Indication of Support
This Proposal is non-binding on the company and our board of directors. Marking the Proxy Card “For” indicates support; marking the Proxy Card “Against” indicates lack of support. You may abstain by marking the “Abstain” box on the Proxy Card.

Recommendation of the Board
The Board of Directors unanimously recommends that the shareholders support the named executive officer compensation programs in effect for the 2011 calendar year by marking “For” on the Proxy Card.
ADVISORY RESOLUTION ON FREQUENCY OF SHAREHOLDER
ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION
(Proposal No. 6 on Proxy Card)
Rationale and Scope of Proposal
In recent years, good corporate governance commentators and advisors have advocated and increasingly, governmental regulatory authorities, including the Securities and Exchange Commission, are mandating, that public companies, such as Torvec, provide a mechanism whereby shareholders can, at least once every six years, advise the company and its board of directors as to how often our shareholders should be able to advise us on named executive officer compensation programs (as described in Proposal 5 above).
The resolution by the shareholders on frequency is distinct from the resolution supporting our named executives’ compensation for the year 2011. This proposal deals with the issue of how often the resolution should be presented to our shareholders and, in this regard, we are soliciting your advice as to whether the resolution on named executive officer compensation should be presented in proxy statements prepared for the annual meeting of directors every year; or every two years; or every three years. You may also abstain from making a choice.
As discussed previously in Proposal 5, the board of directors has determined that shareholders should have an annual opportunity to provide input on our named executive officer compensation programs and policies. The board’s determination was based upon the premise that named executive officer compensation is evaluated, adjusted and approved on an annual basis by the board upon a recommendation from the Governance and Compensation Committee and the board’s belief that investor sentiment should be a factor taken into consideration by the Committee in making its annual recommendation.

Vote Required
This Proposal with respect to the frequency for submission of a resolution to the shareholders soliciting support for the company’s named executive officer compensation policies and programs is non-binding on the company and our board of directors. You have four choices with respect to indicating such frequency: 1 year; or 2 years; or 3 years; or abstain.
Recommendation of the Board:
The Board of Directors unanimously recommends that the shareholders choose an annual frequency (“one year”) for submission of a resolution to the shareholders soliciting support for the company’s named executive officer compensation policies and procedures.

STOCK OWNERSHIP BY DIRECTORS,
OFFICERS AND 5 PERCENT OWNERS
The following table shows how many shares of Torvec common stock is owned by each of our directors, nominees, named executive officers and by persons who have told us they own at least 5% of our common stock, all calculated as of December 3, 2010.
The percentages set forth in the table are based upon the number of common shares outstanding as of December 3, 2010, namely, 45,633,429. The number of common shares owned by each person reflects his or her “beneficial ownership” of our common stock, meaning the number includes common shares which may be acquired by that person by the exercise of options and/or warrants on or within 60 days after December 3, 2010. The number also includes common shares owned by each person indirectly, such as through a trust.

		Number of		Percent
Name of		Shares		of Shares
Beneficial Owner	Position	Owned		Owned

Estate of James Y. Gleasman	N/A	3,802,919	(1)	8.3%

Gary A. Siconolfi	Chairman of Board	596,667	(2)	1.3%

Richard A. Kaplan	Chief Executive Officer, Torvec, Inc. ; Director	3,000,000	(3)	6.17%

Keith E. Gleasman	President, Torvec, Inc.; Director	9,383,096	(4)	20.55%

Thomas Bonadio	Director	—		—

William W. Destler	Director	186,667		Less than 1%

Asher J. Flaum	Director	509,532	(5)	1.1%

John Heinricy	Director	—		—

Charles N. Mills	Director	—		—

E. Philip Saunders	Director	—		—

All Directors as a Group		17,478,881	(6)	35.84%

(1)	Includes 39,575 shares which may be purchased through the exercise of ten year options granted on December 22, 2003, exercisable at $5.00 per share.

(2)	Includes 100,000 shares which may be purchased through the exercise of a ten year option granted on October 15, 2003, exercisable at $5.00 per share.

(3)	Represents 3,000,000 common shares which may be acquired upon the exercise of a ten year non-qualified stock option granted on September 30, 2010 at an exercise price of $.36 per share. The balance of the option, namely 2,150,000 common shares will vest when the company’s stock price reaches certain targets as set forth in the stock option agreement.

(4)	Includes 31,818 shares which may be purchased through the exercise of ten year options granted on December 22, 2003, exercisable at $5.00 per share. Includes 30,000 shares owned by Mr. Gleasman’s son. Includes 1,400,000 shares held by the Vernon E. Gleasman Grandchildren’s Trust and 1,400,000 shares held by the Margaret F. Gleasman’s Grandchildren’s Trust of which Mr. Gleasman is co-trustee. Includes 1,666,666 shares held by the James Y. Gleasman Children’s Trust of which Mr. Gleasman is co-trustee.

(5)	Includes 469,532 securities owned directly by a limited liability company of which Mr. Flaum is a member.

(6)	Includes an aggregate 131,818 shares which may be purchased through the exercise of options exercisable at $5.00 per share, 3,000,000 shares which may be purchased through the exercise of options exercisable at $.36 per share. Includes 1,400,000 shares held by the Vernon E. Gleasman Grandchildren’s Trust, 1,400,000 shares held by the Margaret F. Gleasman Grandchildren’s Trust and 1,666,666 held by the James Y. Gleasman Children’s Trust by virtue of Keith E. Gleasman serving as the co-trustee of such trusts.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, our executive officers and persons who own more than 10% of our common stock to file initial reports of ownership (Form 3) and reports of changes in ownership of our common stock (Forms 4 and 5) with the Securities and Exchange Commission. These persons are required by SEC regulations to furnish us with copies of all section 16(a) reports they file.
Based upon company records and other information, we believe that for the year ended December 31, 2009 and for the period January 1, 2010 through December 3, 2010, all our directors and executive officers complied with all applicable filing requirements.
Shareholders Proposals for 2012
Common shareholders may present matters for consideration at our next annual meeting either by having the matter included in the company’s own Proxy Statement and listed on its Proxy Card or by conducting his or her own proxy solicitation.
To have your proposal included in our Proxy Statement and listed on our Proxy Card for the 2012 annual meeting, you must submit your proposal to the company before August 2, 2011 in writing to Robert W. Fishback, Secretary, Torvec, Inc., 1999 Mount Read Blvd., Building 3, Rochester, New York 14615. You may submit a proposal only if you have continuously owned at least $2,000 worth or 1% in market value of the company’s common stock for at least 1 year before you submit your proposal to the company, and you must continue to hold this level of common security ownership in our company through the 2012 annual meeting of shareholders.

If you decide to conduct your own proxy solicitation, you must provide the company with written notice of your intent to present your proposal at the 2012 annual meeting, and the written notice must be received by the company before October 31, 2011. If you submit a proposal for the 2010 annual meeting after October 31, 2011, management may or may not in its sole discretion, present the proposal at the annual meeting, and the proxies for the 2011 annual meeting will confer discretion on management proxy holders to vote against your proposal.
Annual Report
The Annual Report (Form 10-K) for 2009 including the company’s consolidated financial statements, is being distributed to you together with this proxy statement.
Multiple Shareholders Sharing the Same Address
If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice is known as “householding” and is designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate annual report or proxy statement, he or she may telephone Robert W. Fishback, c/o Investor Relations at 585-254-1100 or write us at Torvec, Inc., c/o Investor Relations, Mt. Read Industrial Facility, 1999 Mt. Read Blvd., Rochester, New York 14615.
The notice of the annual meeting of shareholders, this proxy statement and accompanying proxy card has been authorized by order of the board of directors.

December 3, 2010	/s/ Robert W. Fishback
Robert W. Fishback

Torvec, Inc.

VOTE BY INTERNET
QUICK * * * EASY * * * IMMEDIATE
As a shareholder of Torvec, Inc., you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m., Eastern Standard Time, January 26, 2011.

Vote Your Proxy on the Internet: Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Vote Your Proxy by mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.
PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY

▼FOLD AND DETACH HERE AND READ THE REVERSE SIDE▼

PROXY

		FOR ALL NOMINEES	☐	WITHHOLD AUTHORITY	☐
1.	Proposal to elect to the Company’s Board of Directors 9 persons nominated by the Board of Directors;	LISTED BELOW		TO VOTE FOR ALL
		(EXCEPT AS MARKED TO		NOMINEES LISTED
		THE CONTRARY BELOW)		BELOW

NOMINEES:
01 Gary A. Siconolfi, 02 Richard A. Kaplan, 03 Keith E. Gleasman, 04 Thomas F. Bonadio, 05 William W. Destler, Ph.D., 06 Asher J. Flaum, 07 John W. Heinricy, 08 Charles H. Mills and 09 E. Philip Saunders

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through his name on the list above.

2.	Proposal to ratify the appointment of EisnerAmper LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year;
☐ FOR ☐ AGAINST ☐ ABSTAIN

Please mark your votes like this	☑
3.	Proposal to approve the Company’s 2011 Stock Option Plan;
☐ FOR ☐ AGAINST ☐ ABSTAIN
4.	Proposal to approve stand-alone options granted by the board of directors to directors and executive officers;
☐ FOR ☐ AGAINST ☐ ABSTAIN
5.	Proposal for an Advisory Resolution on Executive Compensation;
☐ FOR ☐ AGAINST ☐ ABSTAIN
6.	Proposal for an Advisory Resolution on the Frequency of the Shareholders’ Advisory Resolution on Executive Compensation.
☐ 1 YEAR ☐ 2 YEARS ☐ 3 YEARS ☐ ABSTAIN

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:
Signature                                                           Signature                                                          Date                     , 20_____.
Joint owners should each sign. Executors, trustees, guardians, corporate officers, and other representatives should give title

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be held January 27, 2011.
The Proxy Statement and our 2010 Annual Report to Shareholders are
available at: http://www.cstproxy.com/torvec/2011
▼FOLD AND DETACH HERE AND READ THE REVERSE SIDE▼
PROXY
TORVEC, INC.
Mt. Read Industrial Facility
1999 Mt. Read Blvd.
Rochester, New York 14615
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 27, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned shareholder of Torvec, Inc. hereby appoints and constitutes Richard A. Kaplan and Keith E. Gleasman, and either of them, the proxy or proxies of the undersigned with full power of substitution and revocation, for and in the name of the undersigned to attend the annual meeting of shareholders of the company to be held at the Casa Larga Vineyards, 2287 Turk Hill Road, Fairport, New York 14450, on Thursday, January 27, 2011, at 7:00 P.M., local time, and any and all adjournments of said meeting, and to vote all shares of stock of Torvec, Inc., registered in the name of the undersigned at the close of business on December 3, 2010 (“the Record Date”) and entitled to vote at said meeting upon the matters set forth on the reverse side.
This Proxy will be voted as specified. If no specification is made, this Proxy will be voted IN FAVOR OF PROPOSALS 1, 2, 3, 4, 5 and for 1 YEAR on PROPOSAL 6.
(Continued, and to be marked, dated and signed, on the other side)